Exhibit 10.35

RIVERVIEW FINANCIAL CORPORATION

EQUITY AND CASH INCENTIVE COMPENSATION PLAN

Effective Date: February 22, 2018

RIVERVIEW FINANCIAL CORPORATION

EQUITY AND CASH INCENTIVE COMPENSATION PLAN

1.

Purpose of the Plan. The purposes of the Equity and Cash Incentive Compensation Plan (the “Plan”) of Riverview Financial Corporation (the “Company”) are to: (i) align the interests of key individuals with those of the Company’s shareholders by encouraging and creating ownership of Shares of Common Stock of the Company; (ii) enable the Company to attract and retain qualified individuals who contribute to the Company’s success by their efforts, service, ability and ingenuity; (iii) provide meaningful long-term equity and cash-based rewards and incentive opportunities to key individuals who are responsible for the success of the Company and who are in a position to make significant contributions toward its objectives; (iv) reward individual performance; and (v) allow the Company to be competitive with its peers.

2.	Definitions. For purposes of the Plan, the following words or phrases shall have the meanings assigned to them below:

2.1.

“Affiliate” means a parent or subsidiary corporation of the Company, as defined in Section 424 of the Code (substituting “Company” for “employer corporation”), or any other entity that is a parent or subsidiary of the Company, including a parent or subsidiary which becomes such after the Effective Date of the Plan.

2.2.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, and any stock exchange or quotation system on which the Shares of Common Stock are listed or quoted.

2.3.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-Qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award or a Performance Compensation Award. Each Award shall be subject to the terms and conditions of the Plan and to such other terms and conditions included by the Committee in the Award Agreement, to the extent not inconsistent with this Plan.

2.4.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Committee, be transmitted electronically to any Participant.

2.5.	“Board” means the Board of Directors of the Company.

2.6.	“Business Combination” has the meaning set forth in Section 2.8.d.

2.7. “Cause” means with respect to any Employee:

a.	If the Employee is a party to an employment or service agreement with the Company or one of its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

b.	If no such agreement exists, or if such agreement does not define Cause, the following:

i.

the Employee shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of the Company or an Affiliate;

ii.	the Employee’s use of alcohol or other drugs which interferes with the performance by the Employee or the Consultant of his or her duties for the Company or an Affiliate;

iii.

the Employee deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to perform Employee’s duties to the Company or an Affiliate, with such refusal or failure continuing for a period of at least 30 consecutive days following the receipt by the Employee of written notice from the Company or an Affiliate setting forth in detail the facts upon which the Company or the Affiliate relies in concluding that the Employee has deliberately and intentionally refused or failed to perform such duties;

iv.	the Employee’s material violation of the Company’s Code of Conduct (or similar code of conduct maintained by an Affiliate); or

v.	the Employee’s conduct that brings discredit on or injures the reputation of the Company, in the Company’s reasonable discretion.

The Committee may determine that a Consultant is terminated for Cause as a result of a violation of the Company’s Code of Conduct (or similar code of conduct maintained by an Affiliate). For purposes of the Plan, the Committee shall determine the effect of all matters and questions relating to whether an Employee has been discharged for Cause, including but not limited to terminations pursuant to the Company’s Code of Conduct.

2.8.	“Change in Control” of the Company means:

a.

a majority of the members of the Board are replaced during any twelve-month (12) period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

b.

the acceptance and completion of a tender offer or exchange offer by any entity, person or group (including any affiliates of such entity, person or group, other than an Affiliate of the Company) for fifty percent (50%) or more of the outstanding voting power of all capital stock of the Company;

c.

the acquisition by any entity, person or group (including any affiliates of such entity, person or group, other than an Affiliate of the Company) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Company’s capital stock entitled to fifty percent (50%) or more of the outstanding voting power of all capital stock of the Company;

d.

a merger, consolidation, division, share exchange, or any other transaction or a series of transactions outside the ordinary course of business involving the Company (a “Business Combination”), as a result of which the holders of the outstanding voting capital stock of the Company immediately prior to such Business Combination, excluding any shareholder who is a party to the Business Combination (other than the Company) or is such party’s affiliate as defined in the Exchange Act, hold less than a majority of the voting capital stock of the surviving or resulting corporation; or

e.	the transfer of substantially all of the assets of the Company other than to a wholly owned subsidiary of the Company.

2.9.	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.10.	“Code of Conduct” means the Company’s Code of Conduct approved by the Board, as amended from time to time, and posted on the Company’s website.

2.11.	“Committee” means the Human Resources Committee of the Board, or such other committee of the Board appointed by the Board to administer this Plan, in accordance with Article 3.

2.12.	“Common Stock” means the common stock, no par value, of the Company.

2.13.	“Company” means Riverview Financial Corporation a Pennsylvania business corporation, and any successor thereto.

2.14.

“Consultant” means any former director, employee or advisory board member of the Company or an Affiliate who is subsequently engaged by the Company or an Affiliate to render consulting or advisory services. The term “Consultant” shall not include a current Director, advisory board member or a current member of the board of an Affiliate.

2.15.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

2.16.	“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by Internal Revenue Service Notice 2007-49 and modified by the Tax Cuts and Jobs Act of 2017.

2.17.

“Date of Grant” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

2.18.

“Date of Exercise” in respect of any Option granted under the Plan means the date on which the Participant’s written notice of Exercise is received by the Company pursuant to procedures prescribed by the Committee.

2.19.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Article 6 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. Whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Article 6 hereof, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

2.20.	“Disqualifying Disposition” has the meaning set forth in Section 6.4.

2.21.	“Director” means a member of the Board.

2.22.	“Effective Date” is described in Article 0.

2.23.

“Employee” means any person employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee means an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code.

2.24.	“Exchange Act” has the meaning set forth in Section 2.8.c.

2.25.

“Exercise” in respect of an Option, means the delivery by the Participant to the Secretary of the Company of a written notice of exercise in the form specified by the Committee, accompanied by payment in full of the Option Exercise Price.

2.26.

“Fair Market Value” means, as of any date, the value of a share of the Common Stock, determined as follows: (i) If the Common Stock is listed on any national stock exchange or national interdealer quotation system, the Fair Market Value shall be the closing price on the Date of Grant (or if no sales of shares were reported on any stock exchange or quoted on any interdealer quotation system on that day, the price on the next preceding trading day on which such price was quoted) as quoted on such exchange or interdealer quotation system on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable; or (ii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

2.27.	“Incentive Stock Option” means an Option issued pursuant to the Plan that meets the requirements of Section 422 of the Code, as set forth in Section 6.3.

2.28.

“Independent” or “Independence” means, with respect to a Director who is a Committee member, the independence requirements applicable to a Committee member under the rules and regulations of the U.S. Securities and Exchange Commission and the national securities exchange or national interdealer quotation system on which the Common Stock is then listed or quoted.

2.29.	“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.30.	“Non-Qualified Stock Option” means an Option issued pursuant to the Plan that is not intended to be an Incentive Stock Option.

2.31.

“Option” means a right granted to a Participant to purchase Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.32.	“Optionee” means a Participant to whom an Option has been awarded.

2.33.	“Option Exercise Price” means the price at which a Share of Common Stock may be purchased upon the Exercise of an Option.

2.34.

“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

2.35.	“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

2.36.	“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Article 10 of the Plan.

2.37.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and may be, but shall not be limited to, the following, used individually or in ratios or other combinations: (a) basic earnings per share; (b) basic cash earnings per share; (c) diluted earnings per share; (d) core earnings per share; (e) diluted cash earnings per share; (f) earnings before taxes; (g) net income; (h) net interest income; (i) non-interest income; (j) revenue; (k) efficiency ratio; (l) salaries and benefits efficiency ratio; (m) return on average assets; (n) core return on average assets; (o) core return on equity; (p) return on average shareholders’ equity; (q) return on average tangible shareholders’ equity; (r) core earnings; (s) operating income; (t) net interest margin; (u) net interest rate spread; (v) growth in assets, loans or deposits; (w) loan production volume; (x) sales; (y) net charge-offs; (z) nonperforming/classified assets; (aa) classified loans; (bb) cash flow; (cc) capital level (core or risk-based); (dd) interest rate risk exposure-net portfolio value; (ee) interest rate risk-sensitivity; (ff) liquidity; (gg) strategic business objectives, cost control, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; (hh) objective customer service measures or indices, (ii) stock price (including, but not limited to, growth measures and total shareholder return); (jj) operating expense as a percentage of average assets; (kk) core deposits as a percentage of total deposits; (ll) net charge-off percentage; (mm) loan delinquency rates; and (nn) market share.

Any one or more of the Performance Criteria may be used on an absolute or relative basis in any combination or ratio, or year-over-year change to measure the performance of the Company and/or an Affiliate as a whole or any division, business unit or operational unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate.

The Committee may alter the governing Performance Criteria and the Committee has sole discretion to make such changes without obtaining shareholder approval.

2.38.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

2.39.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee may, in its sole and absolute discretion, adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

2.40.

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to any the payment of a Performance Compensation Award.

2.41.	“Performance Share Award” means any Award granted pursuant to Article 9 hereof.

2.42.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

2.43.	“Plan” means this Riverview Financial Corporation Equity and Cash Incentive Compensation Plan.

2.44.

“Repricing” means any transaction performed with the intent or effect of (a) reducing the exercise price of any outstanding Option or Stock Appreciation Right Awards; (b) cancelling or exchanging outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or replacement Options and/or Stock Appreciation Rights, including through a tender offer process, with exercise prices that are less than the exercise price of the cancelled or exchanged Options and/or Stock Appreciation Rights; or (c) any similar share exchange transaction involving outstanding Awards.

2.45.	“Restricted Award” means any Award granted pursuant to Article 8.

2.46.	“Restricted Period” has the meaning set forth in Section 8.1.

2.47.	“Restricted Stock” has the meaning set forth in Section 8.1.

2.48.	“Restricted Stock Unit” has the meaning set forth in Section 8.1.

2.49.	“Retirement” means retirement from employment with the Company or any Affiliate after achieving age 60 with at least 10 years of service to the Company or any Affiliate.

2.50.	“Securities Act” has the meaning set forth in Section 14.2.

2.51.	“Shares” means shares of Common Stock subject to Awards or available for future Awards under this Plan.

2.52.

“Stock Appreciation Right” means the right pursuant to an Award granted under Article 7 to receive, upon exercise, an amount payable in cash or Shares equal to the number of Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a Share on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

2.53.

“Ten Percent Shareholder” means a person who on the Date of Grant owns, either directly or within the meaning of the attribution rules in Section 424(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any one of its subsidiaries, as defined respectively in Sections 424(e) and 424(f) of the Code.

3.	Administration of the Plan.

3.1.

Committee Composition. The Plan shall be administered by the Committee, or, in the Board’s sole discretion, by the Independent Directors on the Board. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Board may abolish the Committee at any time and revest in the Independent Directors on the Board the administration of the Plan. Each member of the Committee shall be Independent. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members. Minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.2.

Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and reference in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Within the scope of such authority, the Board or the Committee may also delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible individuals who are not then subject to Section 16 of the Exchange Act.

3.3.

Authority of Committee. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall be vested with full authority:

a.	to adopt, amend and rescind such rules and regulations as it deems necessary or desirable to administer the Plan;

b.	to construe, interpret and apply the provisions of the Plan;

c.	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

d.	to delegate its authority to one or more officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;

e.	to determine when Awards are to be granted under the Plan and the applicable Date of Grant;

f.	from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

g.	to determine the number of Shares to be made subject to each Award;

h.	to determine whether an Option is to be an Incentive Stock Option or a Non-Qualified Stock Option;

i.

to prescribe the terms and conditions of each Award, including, without limitation, the exercise price, medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

j.

to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the Performance Criteria that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

k.	to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;

l.

to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

m.

to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment or service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies, subject to the requirements of Section 409A of the Code;

n.	to make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers anti-dilution adjustments;

o.

to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

p.	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, subject to the requirements of Section 409A of the Code, provided that if the modification effects a Repricing, shareholder approval shall be required before the Repricing is effective. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon the Company and all Participants and any person claiming under or through a Participant, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.4.

Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, no member of the Committee or of the Board shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Award granted under the Plan.

4.	Shares Subject to the Plan.

4.1.

Shares Subject to the Plan. Subject to adjustment as provided in Article 12, the total number of Shares available for the grant of Awards under the Plan shall be 500,000 Shares (as restated for stock splits and dividends). For purposes of Section 422 of the Code, in no event shall any Participant receive Awards to acquire more than 500,000 Shares in any fiscal year of the Company. During the term of each Award, the Company shall keep reserved at all times the number of shares of Common Stock required to satisfy all such Awards. As the Committee may determine from time to time, the shares of Common Stock available for distribution under the Plan may consist either in whole or in part of authorized but unissued Common Stock or shares of Common Stock held in treasury.

4.2.

Recycling of Shares. Any Shares subject to an Award that is cancelled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Any Shares that are issued upon the exercise or vesting of an Award shall be deducted from the available Shares under the Plan as one (1) Share for each Share issued under the Award. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (a) Shares tendered in payment of the Option Exercise Price, (b) Shares delivered to or withheld by the Company to satisfy any tax withholding obligation, or (c) Shares covering an Option or a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

5.	Eligibility.

5.1.

General. All Employees, directors and Consultants of the Company or any of its Affiliates are eligible to participate in the Plan, whether now existing as an Affiliate or later become an Affiliate. The Committee shall determine, in its discretion, which such eligible persons shall be granted Awards and become Participants in this Plan.

5.2.

Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees and Consultants and those individuals whom the Committee determines are reasonably expected to become Employees and Consultants following the Date of Grant.

5.3.

Ten Percent Shareholders. An Incentive Stock Option shall not be granted to a Ten Percent Shareholder unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Date of Grant and the Option is not exercisable after the expiration of five (5) years from the Date of Grant.

6.	Option Provisions.

6.1.

General. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Article 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Each Option shall specify the number of Shares that may be purchased pursuant to the Option, the Option Exercise Price, the term of the Option, vesting schedule and such other terms, conditions and limitations established by the Committee as are consistent with the terms of the Plan. The Award Agreement shall identify the Option as a Non-Qualified Stock Option or an Incentive Stock Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

a.	Term. Subject to the provisions of Section 5.3 regarding Ten Percent Shareholders, no Option shall be exercisable after the expiration of ten (10) years from the Date of Grant.

b.

Option Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.3 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Shares subject to the Option on the Date of Grant. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

c.

Option Exercise Price of a Non-Qualified Stock Option. The Option Exercise Price of each Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of the Shares subject to the Option on the Date of Grant. Notwithstanding the foregoing, a Non-Qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

d.

Consideration. Each Participant who elects to Exercise an Option granted pursuant to the Plan shall be required to give written notice to the Company of such election and of the number of Shares he or she has elected to purchase, in such form as the Committee shall have prescribed or approved. At the time of Exercise of the Option, the price of the Shares purchased shall become immediately due and payable (i) in cash or by check, (ii) by tendering to the Company Shares of the Company that have been held by the Participant for at least six months, having a Fair Market Value as of the Date of Exercise equal to the Option Exercise Price, (iii) by any method established by the Committee to facilitate ownership of Shares, including so-called “cashless exercise”, (iv) by reduction in the number of Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of Exercise, (v) by any combination of the methods of payment described in (i), (ii) , (iii) or (iv), or (vi) in any other form of legal consideration that may be acceptable to the Committee. Notwithstanding the foregoing, during any period for which the Shares are publicly traded (i.e., the Common Stock is listed on any national stock exchange or a national interdealer quotation system) an Exercise by an Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.2.

Transferability. An Option shall not be transferable except by will, by the laws of descent and distribution, or pursuant to a domestic relations order entered into by a court of competent jurisdiction and shall be exercisable during the lifetime of the Optionee only by the Optionee. Notwithstanding the foregoing, the Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to Exercise the Option.

6.3.	Termination of Continuous Service.

a.

Unless otherwise provided in the terms of an Award Agreement, a vested Option may be Exercised by an Optionee only while the Optionee is an Employee of or Consultant to the Company or an Affiliate and has maintained Continuous Service as an Employee or Consultant since the Date of Grant of the Option, except if the Optionee’s Continuous Service ceases by reason of the Optionee’s Disability, death or Retirement or as a result of layoff or position elimination.

b.	If the Continuous Service of an Optionee is terminated:

i.

as a result of the Optionee’s Disability, such Optionee may, but only within a one (1) year period from the date of such termination of Continuous Service (and no later than the date that the Option would otherwise expire), Exercise the Option to the extent the Optionee was entitled to Exercise it at the date of such termination of Continuous Service;

ii.

as a result of the Optionee’s death, to the extent the Optionee was entitled to Exercise the Option immediately prior to the Optionee’s death, such Option of the deceased Optionee may be Exercised, but only within one (1) year from the date of the Optionee’s death (and no later than the date on which such Option would otherwise expire), by the person or persons (including the Optionee’s estate) to whom the Optionee’s rights under such Option shall have passed by will or by the laws of descent and distribution;

iii.

as a result of the Optionee’s Retirement, the Optionee may Exercise his or her currently exercisable Options for up to one year from the date of his or her Retirement (but not beyond the date when the Option would otherwise expire); however, if exercisable Incentive Stock Options are not Exercised within 90 days of Retirement, they will convert automatically to Non-Qualified Stock Options; and

iv.	as a result of layoff or position elimination, the Optionee may Exercise vested Options for up to 90 days (but no later than the date the Option would expire) following the date of such termination.

c.	On the date of termination of Continuous Service, all unvested Options shall be cancelled.

6.4.

Incentive Stock Option Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds the limitation imposed by Section 422 of the Code (currently $100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

6.5.

Incentive Stock Option Qualifying Disposition. With respect to Shares acquired as a result of the Exercise of an Incentive Stock Option, any disposition of such Shares other than by will or by the laws of descent and distribution before the later of the expiration of the two (2) year period beginning on the Date of Grant of such Incentive Stock Option, or the expiration of the one (1) year period beginning on the date of the transfer of such Shares pursuant to such Exercise, will not be prohibited by the Plan, but may disqualify the disposition from receiving favorable tax treatment under Section 421(a) of the Code. The Committee may require an Optionee to give prompt notice (as described below) to the Company concerning any disposition of Shares received upon the Exercise of an Incentive Stock Option within: (i) two (2) years from the date of granting such Incentive Stock Option to such Optionee, (ii) one (1) year from the transfer of such shares of Stock to such Optionee, or (iii) such other period as the Committee may from time to time determine. The Committee may direct in the applicable Award Agreement that an Optionee with respect to an Incentive Stock Option undertake to give such notice described in the preceding sentence at such time and containing such information as the Committee may prescribe, and/or that the certificates or book entry registration evidencing Shares acquired by Exercise of an Incentive Stock Option refer to such requirement to give such notice. Notice means written notification actually received by the Company at its executive offices on a day when the Company’s executive offices are open for business, or, if received after such time, such notice shall be deemed received on the next such day, which notice may be delivered in such manner as may be prescribed from time to time by the Committee.

7.	Stock Appreciation Rights.

7.1.

General. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Article 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

7.2.

Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Date of Grant.

7.3.

Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company in cash (unless otherwise provided) an amount equal to the number of Shares subject to the Stock Appreciation Right that is being Exercised multiplied by the excess of (i) the Fair Market Value of a Share on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right. Payment, if any, with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of Shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.4.

Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of one Share on the Date of Grant of such Stock Appreciation Right. A Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per Share subject to the Stock Appreciation Right exceeds the exercise price per Share thereof.

8.	Restricted Awards.

8.1.

General. A Restricted Award is an Award of actual Shares (“Restricted Stock”) or hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of Shares (“Restricted Stock Units”), which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Article 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.2.	Restricted Stock.

a.

Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an Award Agreement evidencing a Restricted Stock Award and, if applicable, an escrow agreement and stock power, or such other agreements and documents as the Committee may require, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock.

b.

At the discretion of the Committee, a Participant may be granted the right to receive dividends on Restricted Stock; provided that any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

8.3.	Restricted Stock Units.

a.

The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

b.

At the discretion of the Committee, each Restricted Stock Unit (representing one Share) may be credited with cash, Shares or other property equivalent to all or a portion of the dividends paid with respect to the outstanding Common Stock paid by the Company in respect of one Share (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.4.	Restrictions.

a.

Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate, or exercise control over a book entry account; (B) the Shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the Shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such Shares are forfeited, the stock certificates shall be returned to the Company, or book entry positions cancelled, and all rights of the Participant to such Shares and as a shareholder with respect to such Shares shall terminate without further obligation on the part of the Company.

b.

A Restricted Stock Units Award shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

c.

The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.

8.5.

Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock, the restrictions set forth in Section 8.4 and the applicable Award Agreement shall be of no further force or effect with respect to such Shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall cause a book entry notation to be made or deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the Shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full Share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Share for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.03 hereof and the interest thereon or, at the discretion of the Committee, in Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for Vested Units. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the Restricted Period lapsed with respect to each Vested Unit.

8.6.

Stock Restrictions. Each certificate, or book entry account, representing Restricted Stock awarded under the Plan shall bear a legend in such form, or be subject to transfer restrictions, as the Company deems appropriate.

9.	Performance Share Awards.

9.1.

Grant of Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Article 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of Shares or Share - denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

9.2.

Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout shall be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold Performance Goal(s) have been achieved.

9.3.

Dividend Equivalents. At the discretion of the Committee, each Performance Share Award (representing one Share) may be credited with Dividend Equivalents. Dividend Equivalents shall be withheld by the Company for the Participant’s account, and interest (for cash-settled Dividend Equivalents) or additional Dividend Equivalents (for stock-settled Dividend Equivalents) may be credited on the amount of Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Performance Share Award (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Performance Share Award and, if such Performance Share Award is unearned or is forfeited, the Participant shall have no right to such Dividend Equivalents.

10.	Performance Compensation Awards.

10.1.

General. The Committee shall have the authority, at the time of grant of any Award described in this Plan, to designate such Award as a Performance Compensation Award. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award.

10.2.

Eligibility. The Committee will, in its sole discretion, designate which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Article 10. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

10.3.

Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Performance Formula. The Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 10.3 and record the same in writing.

10.4.	Payment of Performance Compensation Awards.

a.

Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

b.

Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and/or (B) the Performance Formula, as applied against such Performance Goals indicates that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

c.

Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period.

d.

Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 10.4.f of the Plan.

e.

Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Article 10, but in no event earlier than the end of the Performance Period or later than March 15 of the calendar year following the calendar year during which the Performance Period or, if later the required certifications, are completed.

f.

Maximum Award Payable. The maximum Performance Compensation Award payable in Shares to any one Participant under the Plan for any fiscal year is subject to the limitation set forth in Section 4.1. The maximum aggregate Performance Compensation Awards payable in cash to any one Participant for any designated Performance Period is $5,000,000. Any Performance Compensation Award for which payment has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (1) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (2) with respect to a Performance Compensation Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date.

11.	Vesting.

11.1.

General. The Committee shall specify the vesting schedule or conditions of each Award. Unless the Committee specifies a different vesting schedule or terms and conditions at the Date of Grant, the terms of this Article 11 shall apply.

11.2.

Time-Vested Awards. Awards that have a time or service-based vesting schedule and are not subject to performance vesting requirements (“Time-Vested Awards”) will vest and become Exercisable, or have lapse of forfeiture restrictions, as applicable, (unless the Committee provides otherwise in the Award Agreement) on the third anniversary of the Date of Grant. All Stock Option and Stock Appreciation Rights Time-Vested Awards shall (unless the Committee provides otherwise in the Award Agreement) automatically vest upon death, Disability or Retirement. Forfeiture restrictions on Restricted Stock Time-Vested Awards shall (unless the Committee provides otherwise in the Award Agreement)

automatically lapse upon death or disability but shall not automatically lapse upon retirement. Forfeiture restrictions on Restricted Stock Unit Time-Vested Awards shall (unless the Committee provides otherwise in the Award Agreement) automatically lapse upon death, Disability or Retirement; provided, however, if a Restricted Stock Unit Time-Vested Award becomes payable upon Retirement (and such Retirement constitutes a separation from service within the meaning of Code Section 409A), such Restricted Stock Unit Time-Vested Award will not be paid until the date that is six months following such date of Retirement. In no event will the Committee, in the exercise of its discretion, establish a vesting period for a Restricted Stock or Restricted Stock Unit Time Vested Award that is less than one year after the Date of Grant. In the case of Restricted Stock Units that vest pursuant to this Section 11.2 (and subject to the six-month delay for payment of Time-Vested Restricted Stock Units payable upon Retirement), such Awards shall be settled no later than two and a half months following the end of the year in which such Award vests.

11.3.	Performance Awards.

a.

General. Each Performance Compensation Award and Performance Share Award shall be subject to the Committee determination, based on Performance Goals for the Performance Periods to which such Award relates, as to whether the Award is earned and the extent to which it is earned. Such Awards shall be subject to the Committee’s certification of the attainment of such Performance Goals in accordance with the terms of Articles 9 and 10.

b.

Retirement Vesting. Upon a Participant’s Retirement prior to the end of a Performance Period, the Committee shall (i) determine the extent to which Performance Goals with respect to such Performance Period have been met during or with respect to the period of the Participant’s active employment, and (ii) cause to be paid to the applicable Participant partial or full Awards for such future Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals.

12.	Changes in Capital Structure.

12.1.

Adjustment Upon Changes in the Common Stock. In the event of any change in the Common Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend or other change in the corporate structure of the Company, the Committee shall appropriately adjust the maximum number of Shares subject to the Plan, all Awards then currently outstanding, the maximum number of Shares with respect to which any one person may be granted Awards during any period as set forth in Sections 4.1 and 10.4.f of the Plan, and the exercise price of Options and Stock Appreciation Rights, so that upon Exercise, the Participant shall receive the same number of Shares in exchange for the same aggregate exercise price he or she would have received had he or she been the holder of all Shares subject to his or her outstanding Options and Stock Appreciation Rights immediately before the effective date of such change in the capital structure of the Company, and the benefits, rights and features relating to Shares underlying Restricted Awards shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan. Any such adjustment shall not result in the issuance of fractional shares, and the Committee shall round down the number of Shares subject to any outstanding Award unless the transaction that resulted in the capital structure change specifically authorizes a rounding up of the shares. Each such adjustment shall be made in such manner so as not to constitute a “modification” in the case of Incentive Stock Options as defined in Section 424 of the Code and in the case of Non-Qualified Stock Options, in such manner so as not to constitute a “modification” within the meaning of Section 409A of the Code. Any adjustments made under this Section 12.1 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.

12.2.

Adjustment Binding. Any adjustment by the Committee pursuant to this Article 12 in the number of Shares subject to the Plan or to any outstanding Award, or to the exercise price stated in any Option or Stock Appreciation Right, or to the benefits, rights and features relating to Restricted Awards, shall be final, binding and conclusive. Notice of any adjustment shall be given by the Company to each Participant holding an Award which shall have been so adjusted.

12.3.

Adjustment to Grants. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

13.	Effect of Change in Control.

13.1.	General. Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

a.

In the event of a Participant’s termination of Continuous Service without Cause during the 12-month period following a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the Shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service.

b.

With respect to Performance Compensation Awards, in the event of a Change in Control, all incomplete Performance Periods in respect of such Award in effect on the date the Change in Control occurs shall end on the date of such change, and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the applicable Participants partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee’s determination of the degree of attainment of Performance Goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained.

13.2.

Committee Discretion. In addition, in the event of a Change in Control, the Committee may, in its discretion, and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

13.3.

Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

14.	Registration of Stock.

14.1.

General. No Option granted pursuant to the Plan shall be exercisable, nor shall Restricted Stock vest, in whole or in part, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares subject to such Option or the Restricted Stock on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option (or the issuance of Shares thereunder) or the vesting of such Restricted Stock, unless such listing, registration, qualification, consent or approval may be effected or obtained free of any conditions not acceptable to the Committee.

14.2.

Restrictions. If a registration statement under the Securities Act of 1933 (the “Securities Act”) with respect to the Shares issuable upon Exercise of any Option, Restricted Stock or other Award granted under the Plan is not in effect at the time of Exercise, as a condition of the issuance of the Shares, the Committee may require the Participant receiving Shares pursuant to an Award to give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the Shares for his or her own account for investment and not with a view to its distribution. The Company may place upon any stock certificate issued in connection with an Award the following legend or such other legend as the Committee may prescribe to prevent disposition of the Shares in violation of the Securities Act or any other applicable securities law:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and may not be sold, pledged, hypothecated or otherwise transferred or offered for sale in the absence of an effective registration statement covering such shares which has been filed under the Act or a written opinion of counsel for the Company that registration is not required.”

15.

Tax Withholding. To the extent provided by the terms of an Award Agreement, and subject to the discretion of the Committee, the Participant shall satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the Exercise or acquisition of Shares under the Award, provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Shares of the Company.

16.	Amendment or Termination of the Plan.

16.1.

Amendment of the Plan. The Board may at any time amend, modify, suspend or terminate the Plan; provided that, except as provided in Article 12, the Board may not, without the consent of the shareholders of the Company, make any amendment or modification which:

a.	increases the maximum number of Shares as to which Awards may be granted under the Plan;

b.	changes the class of eligible Participants;

c.	effects a Repricing transaction;

d.	increases materially the benefits accruing to a Participant under the Plan; or

e.	otherwise requires the approval of the shareholders of the Company under Applicable Laws (including the requirements of Section 422 of the Code) or listing requirements relating to the Shares.

16.2.

Amendments Pertaining to Qualification. Notwithstanding the provisions of Section 16.1 above, the Board reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding Awards granted under the Plan to the extent necessary to qualify any or all Options granted under the Plan for such favorable federal income tax treatment (including deferral of taxation upon Exercise) as may be afforded employee stock options under Section 422 of the Code, the regulations promulgated thereunder, and any amendments or replacements thereof.

16.3.	Term of the Plan. Unless previously terminated by the Board, the Plan shall terminate on, and no Award shall be granted after, the tenth anniversary of the Effective Date of the Plan.

16.4.

No Impairment of Rights. No amendment, modification or termination of the Plan (whether by action of the Board or by expiration of the Plan term) shall in any manner negatively affect any Award theretofore granted under the Plan without the consent of the Participant or any person claiming under or through the Participant.

17.	General Provisions.

17.1.	Non-Uniform Treatment. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants.

17.2.

Shareholders. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

17.3.

Employment or Service. Nothing contained in the Plan or any applicable award agreement shall confer upon any employee or other person any right to continue in the employ or service of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or service at any time or increase or decrease his or her compensation or fees from the rate in existence at the time of granting an Award.

17.4.

Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

17.5.

Clawback. Notwithstanding any other provisions in this Plan, any Award which is, or may become, subject to recovery under any law, regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to any policy implemented by the Company to effect such law, regulation or stock exchange listing requirement.

17.6.	Recapitalizations. Each Award Agreement shall be deemed to contain provisions required to reflect the provisions of Article 12.

17.7.

Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company shall issue Shares or pay any amounts due within a reasonable period of time thereafter.

17.8.

Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

17.9.

Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Committee shall make a good faith effort to interpret and administer the Plan in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier), and (b) amounts payable upon the termination of a Participant’s Continuous Service shall only be payable if such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

17.10.

Section 16 Compliance. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

17.11.

Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

17.12.

Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon Exercise or payment of any Award. Proceeds from the issuance of Shares pursuant to Awards granted under the Plan shall constitute general funds of the Company. The expenses of the Plan shall be borne by the Company.

17.13.

Acceptance of Terms and Conditions. By accepting any benefit under the Plan, each recipient of an Award under the Plan and each person claiming under or through such recipient shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or the Board, in any case in accordance with the terms and conditions of the Plan.

17.14.

Liability. Any liability of the Company or any Affiliate to any recipient of an Award under the Plan with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company nor any Affiliate nor any member of the Committee or the Board, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

17.15.

Choice of Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to such state’s choice of law provisions, except as superseded by applicable federal law.

17.16.

Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

17.17.

Headings. The words “Article,” “Section” and “paragraph” shall refer to provisions of the Plan, unless expressly indicated otherwise. Wherever any words are used in the Plan or any Award agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

18.	Effective Date. This Plan was approved by the Board on February 22, 2018 which shall be the Effective Date of the Plan.